Exhibit 99.1

News Release

BOARDWALK ANNOUNCES FIRST QUARTER 2015 RESULTS
AND QUARTERLY DISTRIBUTION OF $0.10 PER UNIT

HOUSTON, May 4, 2015 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today that it has declared a quarterly cash distribution per common unit of $0.10 ($0.40 annualized) payable on May 21, 2015, to unitholders of record as of May 14, 2015.
The Partnership also announced its results for the first quarter ended March 31, 2015, which included the following items:

•	Operating revenues of $329.7 million, an 8% decrease from $356.9 million in the comparable 2014 period;

•	Net income attributable to controlling interests of $77.7 million, a 29% decrease from $110.2 million in the comparable 2014 period;

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) of $204.6 million, a 7% decrease from $220.4 million in the comparable 2014 period; and

•	Distributable cash flow of $132.3 million, an 18% decrease from $161.8 million in the comparable 2014 period.

Compared with the first quarter of 2014, the Partnership’s transportation and storage revenues were negatively impacted by the relatively normal 2015 winter season compared to the unusually cold and sustained winter of 2014. The 2014 period results also included an impairment charge related to the terminated Bluegrass Project.

Capital Program
Growth capital expenditures were $44.2 million and maintenance capital expenditures were $18.0 million for the quarter ended March 31, 2015.

Conference Call

The Partnership has scheduled a conference call for May 4, 2015, at 9:30 a.m. Eastern time to review the quarterly results, current market conditions and distribution amount. The earnings webcast may be accessed via the Boardwalk website at www.bwpmlp.com. Please access the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (855) 793-3255 for callers in the U.S. or (631) 485-4925 for callers outside the U.S. The PIN number to access the call is 21218946.

Replay
An online replay will be available on the Boardwalk website immediately following the call.

Exhibit 99.1

Non-GAAP Financial Measures - EBITDA and Distributable Cash Flow
The Partnership uses non-GAAP measures to evaluate its business and performance, including EBITDA and distributable cash flow. EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the midstream portion of the natural gas and natural gas liquids industry. Distributable cash flow is used as a supplemental financial measure by management and by external users of the Partnership's financial statements to assess the Partnership's ability to make cash distributions to its unitholders and general partner.

EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA and distributable cash flow are not necessarily comparable to similarly titled measures of another company.
About Boardwalk
Boardwalk Pipeline Partners, LP (NYSE: BWP) is a midstream master limited partnership that provides transportation, storage, gathering and processing of natural gas and liquids for its customers. Additional information about the Partnership can be found on its website at www.bwpmlp.com.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2015	2014
Operating Revenues:
Transportation	$289.6	$304.3
Parking and lending	2.8	9.2
Storage	19.3	28.8
Other	18.0	14.6
Total operating revenues	329.7	356.9
Operating Costs and Expenses:
Fuel and transportation	27.0	33.0
Operation and maintenance	42.4	42.7
Administrative and general	30.6	26.8
Depreciation and amortization	81.6	69.2
Asset impairment	0.1	7.2
Net gain on sale of operating assets	—	(0.4)
Taxes other than income taxes	25.2	25.8
Total operating costs and expenses	206.9	204.3
Operating income	122.8	152.6
Other Deductions (Income):
Interest expense	45.2	40.9
Interest income	(0.1)	(0.1)
Equity losses in unconsolidated affiliates	—	86.1
Miscellaneous other income	(0.2)	(0.1)
Total other deductions	44.9	126.8
Income before income taxes	77.9	25.8
Income taxes	0.2	0.2
Net income	77.7	25.6
Net loss attributable to noncontrolling interests	—	(84.6)
Net income attributable to controlling interests	$77.7	$110.2
Net Income per Unit:
Net income per unit	$0.31	$0.44
Weighted-average number of units outstanding	244.3	243.3
Cash distribution declared and paid to common units	$0.10	$0.10

Exhibit 99.1

The following table presents a reconciliation of the Partnership's EBITDA and distributable cash flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):

	For the Three Months Ended March 31,
	2015	2014
Net income	$77.7	$25.6
Net loss attributable to noncontrolling interests	—	(84.6)
Net income attributable to controlling interests	77.7	110.2
Income taxes	0.2	0.2
Depreciation and amortization	81.6	69.2
Interest expense	45.2	40.9
Interest income	(0.1)	(0.1)
EBITDA	204.6	220.4
Less:
Cash paid for interest, net of capitalized interest	54.2	52.6
Maintenance capital expenditures	18.0	16.0
Add:
Bluegrass/Moss Lake project impairment, net of noncontrolling interest	—	10.0
Other (1)	(0.1)	—
Distributable Cash Flow	$132.3	$161.8

(1)	Includes other non-cash items, such as the equity component of allowance for funds used during construction.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP
NET INCOME PER UNIT RECONCILIATION
(Unaudited)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common units for purposes of computing net income per unit for the three months ended March 31, 2015, (in millions, except per unit data):

	Total	Common Units	General Partner and IDRs
Net income	$77.7
Declared distribution	25.5	$25.0	$0.5
Assumed allocation of undistributed net income	52.2	51.1	1.1
Assumed allocation of net income attributable to limited partner unitholders and general partner	$77.7	$76.1	$1.6
Weighted-average units outstanding		244.3
Net income per unit		$0.31

The following table provides a reconciliation of net income and the assumed allocation of net income to the common units for purposes of computing net income per unit for the three months ended March 31, 2014, (in millions, except per unit data):

	Total	Common Units	General Partner and IDRs
Net income	$25.6
Less: Net loss attributable to noncontrolling interests	(84.6)
Net income attributable to controlling interests	110.2
Declared distribution	24.8	$24.3	$0.5
Assumed allocation of undistributed net income	85.4	83.7	1.7
Assumed allocation of net income attributable to limited partner unitholders and general partner	$110.2	$108.0	$2.2
Weighted-average units outstanding		243.3
Net income per unit		$0.44

SOURCE:    Boardwalk Pipeline Partners, LP

INVESTOR CONTACTS:
Molly Ladd Whitaker, 866-913-2122
Director of Investor Relations and Corporate Communications
ir@bwpmlp.com
or
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial and Administrative Officer and Treasurer

MEDIA CONTACT:
Joe Hollier, 713-479-8670
Manager of Corporate Communications
joe.hollier@bwpmlp.com